Exhibit 4.7

The following is a summary of an amendment to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, effective March 1, 2008:

•	Former salary roll employees may roll over lump-sum distributions from the General Retirement Plan to the Savings and Stock Investment Plan for Salaried Employees.